Exhibit 10.1

Galecto, Inc.

Executive Separation Benefits Plan

1. Establishment of Plan. Galecto, Inc., a Delaware corporation, is establishing this unfunded separation benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Employees of the Company and its Applicable Subsidiaries who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan. This Plan supersedes any and all (i) severance plans, separation policies, and practices applying to Covered Employees that may have been in effect before the Effective Date with respect to any termination of employment and (ii) the provisions of any agreements between any Covered Employee and the Company that provide for severance or termination benefits.

2. Purpose. The purpose of the Plan is to establish the conditions under which Covered Employees will receive the separation benefits described herein if employment with the Company or the Applicable Subsidiary (or their successor in a Sale Event (as defined below)) terminates under the circumstances specified herein. The separation benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company or the Applicable Subsidiary.

3. Definitions. For purposes of this Plan,

(a) “Applicable Subsidiary” means an entity that is a wholly-owned subsidiary of the Company.

(b) “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay (as of the Date of Termination or the date immediately following the Sale Event, whichever is greater), exclusive of any bonuses, commissions, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(b) “Board” shall mean the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.

(c) “Cause” shall mean (a) a good faith finding by the Company or Applicable Subsidiary that (i) the Covered Employee has failed to perform his or her assigned duties for the Company or Applicable Subsidiary and has failed to remedy such failure within 10 days following written notice from the Company or Applicable Subsidiary notifying him or her of such failure, (ii) the Covered Employee has engaged in dishonesty, gross negligence or misconduct or (iii) the Covered Employee has breached his or her employment or offer letter agreement or any other agreements to which he or she is a party with the Company or any policies or procedures of the Company or Applicable Subsidiary, or (b) the Covered Employee’s conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony.

(d) “Date of Termination” shall mean the last day of the Covered Employee’s employment with the Company or Applicable Subsidiary.

(e) “C-Level Officers” shall mean the Chief Executive Officer, Chief Financial Officer, the Chief Operating Officer, the Chief Medical Officer, the General Counsel, and any other executive officer as defined under Rule 3b-7 of the Exchange Act of 1934, as amended, and confirmed by the Board as such.

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Company” shall mean Galecto, Inc. or, following a Sale Event, any successor thereto.

(i) “Covered Employees” shall mean all C-Level Officers and any other employee who is designated as a Covered Employee by the Board who are not ineligible to receive separation benefits under the Plan as provided in Section 5 hereof. Any person who is classified by the Company or Applicable Subsidiary as an independent contractor or third-party employee is not eligible for separation benefits even if such classification is modified retroactively.

(j) “Covered Termination” shall mean (i) a termination by the Company or Applicable Subsidiary of the Covered Employee without Cause or (ii) a resignation by the Covered Employee for Good Reason. For the avoidance of doubt, if the business of the Applicable Subsidiary as to which the Covered Employee’s employment then relates is sold or spun off, and the Covered Employee continues employment by operation of law or is offered continued employment with the successor entity or one of its affiliates, the Covered Employee shall not be deemed to have experienced a Covered Termination solely as a result of such sale or spin-off. Similarly, if the Covered Employee is transferred to another entity in the Company’s group without an interruption in service, the Covered Employee shall not be deemed to experience a Covered Termination solely by virtue of such transfer.

(k) “Effective Date” shall mean June 30, 2021.

(l) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(m) “Good Reason” shall mean any of the following, in each case, without the Covered Employee’s consent: (i) a material diminution in the Covered Employee’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or Applicable Subsidiary; (ii) a change of more than 50 miles in the geographic location at which the Company or Applicable Subsidiary requires the Covered Employee to provide services to the Company or Applicable Subsidiary (not including any transition to or from remote or in-person work as a result of the COVID-19 pandemic); or (iii) only following a Sale Event, a material diminution in the employee’s, duties, title, responsibilities or reporting relationship. In order to establish a “Good Reason” for terminating employment, a Covered Employee must provide written notice to the Company or Applicable Subsidiary of the existence of the condition giving rise to the Good Reason, which notice must be provided within sixty (60) days of the initial existence of such condition, the Company or Applicable Subsidiary must fail to cure the condition within thirty (30) days thereafter, and a Covered Employee’s termination of employment must occur no later than thirty (30) days after the end of the 30-day cure period or at the end of such longer mandatory notice period as set forth in the Covered Employee’s employment agreement unless waived by the Company or Applicable Subsidiary.

(n) “Non-U.S. Covered Employees” shall mean Covered Employees who are engaged to provide services to the Company or an Applicable Subsidiary outside the United States and are not U.S. Covered Employees.

(n) “Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(o) "U.S. Covered Employees” shall mean Covered Employees who are engaged to provide services to the Company in the United States. U.S. Covered Employees does not include employees who are on temporary assignment or secondment to the Company from another Applicable Subsidiary.

4. Eligibility for Severance Benefits. A Covered Employee is entitled to receive separation benefits under the Plan if such employee (i) experiences a Covered Termination and (ii) complies with the other terms and conditions of this Plan, including without limitation, Section 6.

5. Ineligibility for Severance Benefits. The following employees will not be eligible for separation benefits under the Plan, except to the extent specifically determined otherwise by the Plan Administrator: (a) an employee who is terminated for Cause; (b) an employee who retires, terminates employment as a result of an inability to performs his duties due to physical or mental disability with or without a reasonable accommodation or dies; (c) an employee who voluntarily terminates his employment other than for Good Reason; (d) an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; or (e) an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the Sale Event) is a member as defined in Sections 414(b) and (c) of Code.

6. Conditions to Separation Benefits.

(a) As a condition to the separation benefits in Sections 7 and 8, the Covered Employee must execute and return to the Company or Applicable Subsidiary a severance and release of claims or settlement agreement in the form provided by and satisfactory to the Company or its Applicable Subsidiary (the “Release Agreement”), and such Release Agreement must become binding, enforceable and irrevocable within the time provided in the release but in no event later than sixty (60) calendar days following termination of employment. The Release Agreement shall contain, among other things, a general release of claims by the Covered Employee, a seven-business day revocation period (if required by applicable law to make the Release Agreement enforceable), the Covered Employee’s agreement to be bound by the Covered Employee’s existing noncompetition and other restrictive covenant obligations unless waived by the Company or Applicable Subsidiary, but without any requirement by the Company or Applicable Subsidiary to pay any garden leave pay; and the agreement of the Covered Employee not to disparage the Company and the Applicable Subsidiary. Payments will begin in the first pay period beginning after the conditions in this Section 6 have been satisfied or as promptly as practicable thereafter (not later than 30 days after the conditions in this Section 6 have been satisfied), provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Covered Employee’s employment ends, payments will not be made before the first payroll period of the subsequent year (the “Payment Date”). Notwithstanding the foregoing, the acceleration of vesting of the Equity Awards as contemplated by Section 7(d) and Section 8(d) below shall take immediate effect upon the Date of Termination; provided, however, that the Covered Employee agrees that the portion of such Equity Awards that shall have been accelerated pursuant to Section 7(d) or Section 8(d) (the “Accelerated Portion”) shall not be exercised or transferred prior to the date on which the severance conditions in this Section 6 have been satisfied, that any shares to be issued or retained under the Equity Awards will not be issued or retained prior to the date on which the conditions in this Section 6 have been satisfied and that if the conditions in this Section 6 have not been satisfied within the prescribed time period, then, as of such date, the Accelerated Portion shall be cancelled and shall cease to be exercisable, shall be forfeited, or shall not be issued, as applicable on the basis of the type of Equity Award.

(b) In addition, as a condition of Covered Employee’s receipt of the separation benefits in Sections 7 and 8, the Covered Employee agrees to (i) reasonably cooperate with the Company and Applicable Subsidiary at their request in all matters relating to the winding up of Executive’s pending work on behalf of the Company or Applicable Subsidiary and the orderly transfer of such work to other employees of the Company or Applicable Subsidiary following any termination of employment, (ii) during the Severance Period (as defined below), upon reasonable notice by the Company or Applicable Subsidiary, make himself/herself reasonably available to the Company or Applicable Subsidiary on an as-needed basis in connection with the orderly transition of the Covered Employee’s duties without receiving any additional compensation other than the separation benefits, and (iii) reasonably cooperate in the resolution of any dispute (including, without limitation, litigation of any action) involving the Company or Applicable Subsidiary that relates in any way to Covered Employee’s activities while employed by the Company or Applicable Subsidiary. The Company or Applicable Subsidiary shall reimburse the Covered Employee for all reasonable out-of-pocket expenses incurred by the Covered Employee in order to provide such cooperation.

(c) For purposes of Section 7 and Section 8, a Covered Employee’s title/role shall be such employee’s title/role immediately prior to the Covered Termination or, if (i) such employee’s title/role is changed in connection with a Sale Event, it shall be such employee’s title/role immediately prior to a Sale Event or (ii) during the twenty-four (24) months following a Sale Event, it shall be such employee’s highest title/role during such period.

7. Separation Benefits Not Related to a Sale Event. A Covered Employee who is entitled to separation benefits under this Plan and whose employment is terminated by the Company or Applicable Subsidiary without Cause or by the Covered Employee for Good Reason, which termination (in either case) does not occur upon a Sale Event or during the twenty-four (24) month period following a Sale Event, shall be entitled to the following separation benefits:

(a) Cash Payment(s). Continuation of such employee’s monthly Base Salary for the Severance Period indicated below (the “Severance Period”), based upon his or her title/role; provided that if the Covered Employee commences new employment such severance payments shall end when the new employment begins.

Title/Role	Severance Period

Chief Executive Officer	Fifteen (15) months of Base Salary
Other C-Level Officers	Twelve (12) months of Base Salary
Other Covered Employees (as applicable)	To be determined by the Board

(b) Health Benefits. For U.S. Covered Employees, Company contributions to the cost of COBRA coverage on behalf of the Covered Employee and any applicable dependents for no longer than the Covered Employee’s applicable Severance Period used to calculate the payment in Section 7(a) if the Covered Employee elects COBRA coverage, and only for so long as such coverage continues in force. Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health, dental and vision insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for a new group health plan, the Company’s continued contributions to the cost of COBRA coverage shall end when the new employment begins. For Non-U.S. Covered Employees, the additional benefits set forth in Exhibit A, if any, based on the Non-U.S. Covered Employee’s jurisdiction where the services are provided per the Company’s or Applicable Subsidiary’s records.

(c) Bonus. Any annual bonus in respect to the year in which the Date of Termination occurs, subject to the achievement of applicable bonus criteria as determined by the Board.  This bonus will apply until the Date of Termination and will be prorated by multiplying the annual bonus (if any) by a fraction, the numerator of which is the day in the calendar year on which the Date of Termination occurs, and the denominator of which is 365.  This pro-rated annual bonus will be payable at the same time as annual bonuses, if applicable, are paid to the other C-Level Officers of the Company or Applicable Subsidiary.

(d) Equity. Notwithstanding the terms of any stock option agreement, restricted stock agreement or other stock award (“Equity Awards”), other than Equity Award terms more favorable to the Covered Employee, the portion of any unvested Equity Awards held by the Covered Employee on the Date of Termination (other than Equity Awards that vest on the basis of performance and do not provide solely for time-based vesting) which would have vested if the Covered Employee had remained employed by the Company or Applicable Subsidiary during the applicable Severance Period shall immediately vest upon the Release Effective Date.

8. Sale Event Separation Benefits. A Covered Employee whose Covered Termination occurs upon a Sale Event or during the twenty-four (24) month period following the Sale Event shall be entitled to the following separation benefits:

(a) Cash Payment(s). A lump sum payment calculated as provided below:

Title/Role	Severance Payment

Chief Executive Officer	Eighteen (18) months of Base Salary
Other C-Level Officers	Twelve (12) months of Base Salary
Other Covered Employees (as applicable)	Nine (9) months of Base Salary

(b) Health Benefits. For U.S. Covered Employees, Company contributions to the cost of COBRA coverage on behalf of the Covered Employee and any applicable dependents for no longer than the Covered Employee’s applicable Severance Period used to calculate the payment in Section 8(a) if the Covered Employee elects COBRA coverage, and only for so long as such coverage continues in force. Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health, dental and vision insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for a new group health plan, the Company’s continued contributions toward COBRA coverage shall end when the new employment begins.

For Non-U.S. Covered Employees, the additional benefits set forth in Exhibit A, if any, based on the Non-U.S. Covered Employee’s jurisdiction where the services are provided per the Company’s or Applicable Subsidiary’s records.

(c) Bonus. An additional lump sum payment equal to 150% (in the case of the Chief Executive Officer), 100% (in the case of the other C-level Officers) or 75% (in the case of other Covered Employees) of the Covered Employee’s target bonus award for the year in which the Date of Termination occurs without regard to whether the performance goals applicable to such target bonus have been established or satisfied as of the Date of Termination, prorated by multiplying the applicable target bonus award by a fraction, the numerator of which is the day in the calendar year on which the Date of Termination occurs, and the denominator of which is 365.

(d) Equity. Notwithstanding the terms of any Equity Award, other than Equity Award terms more favorable to the Covered Employee, all Equity Awards held by the Covered Employee on the Date of Termination (other than Equity Awards that vest on the basis of performance and do not provide solely for time-based vesting) shall become 100% vested upon the Release Effective Date.

9. Recoupment. If a Covered Employee fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company or its Applicable Subsidiary may require repayment to the Company or the Applicable Subsidiary, as applicable, of any benefits described in Sections 7 and 8 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator. Payment is due in cash or by check within 10 days after the Company or its Applicable Subsidiary provides notice to a Covered Employee that it is enforcing this provision. Any benefits described in Sections 7 and 8 above not yet received by such Covered Employee will be immediately forfeited.

10. Death. If a Covered Employee dies after the date of his or her Covered Termination but before all payments or benefits to which such Covered Employee is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Covered Employee prior to or in connection with such Covered Employee’s Covered Termination or, if no such beneficiary has been designated, to the Covered Employee’s estate unless otherwise required by applicable law. For the avoidance of doubt, if a Covered Employee dies during such Covered Employee’s applicable Severance Period, Benefits Continuation will continue for the Covered Employee’s applicable dependents for the remainder of the Covered Employee’s Severance Period unless otherwise required by applicable law.

11. Withholding. The Company or Applicable Subsidiary may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income, social security, or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company or Applicable Subsidiary may reasonably estimate is necessary to cover any taxes for which the Company or Applicable Subsidiary may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s or Applicable Subsidiary’s payroll policies and procedures from time to time in effect.

12. Section 280G.  If any of the payments or benefits provided or to be provided by the Company or its affiliates to a Covered Employee hereunder or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). In addition, prior to making any such reduction, the Company may, in its discretion and subject to local law, impose certain noncompete requirements if such noncompete requirements would have the effect of reducing the value of any applicable parachute payments that would otherwise be subject to the Excise Tax.  “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. The Covered Payments shall be reduced in a manner that maximizes the Covered Employee’s economic position, subject, however, to the requirement that any such reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

13.  Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the Covered Employee, nor the Company, nor the Applicable Subsidiary shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A (to the extent applicable to U.S. taxpayers), the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Covered Employees under this Plan:

(a) Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the Date of Termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b) Notwithstanding any other payment provision herein to the contrary, so long as the Company or appropriately-related affiliates are publicly-traded, a Covered Employee will be deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, and each of the following shall apply:

(i) With regard to any payment that is considered ”non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered ”non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company or Applicable Subsidiary shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or Applicable Subsidiary or to the extent that such benefits would otherwise have been provided by the Company or Applicable Subsidiary at no cost to the Covered Employee, the Company’s or Applicable Subsidiary’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c) To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of the termination of the Covered Employee’s employment with the Company or Applicable Subsidiary. If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Plan applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company or Applicable Subsidiary, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company or Applicable Subsidiary.

(ii) To the extent any such severance benefits to be provided are ”non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within 60 days of the Date of Termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of Executive’s employment with the Company or Applicable Subsidiary falls in the calendar year following the calendar year containing the Date of Termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company or Applicable Subsidiary, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Executive’s employment with the Company or Applicable Subsidiary.

(d) The Company makes no representations or warranties and shall have no liability to any Covered Employee or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

14. Plan Administration.

(a) Plan Administrator. The Plan Administrator shall be the Board; provided, however, that the Board may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Sale Event. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at, and any notices to the Company hereunder should be sent to, the following address:

Galecto, Inc.

75 State Street, Suite 100

Boston, MA 02109

Attn: Chief Financial Officer

(b) Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

15. Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company and its affiliates shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

16. Plan Not an Employment Contract. The Plan is not a contract between the Company or Applicable Subsidiary and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company or Applicable Subsidiary, or to interfere with the right of the Company or Applicable Subsidiary to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

17. Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

18. Non-Assignability. No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

19. Integration with Other Pay or Benefits Requirements. All the severance payments and benefits provided for in the Plan are the maximum benefits that the Company or its Applicable Subsidiary will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided in a separate written agreement executed by the Company or the Applicable Subsidiary and the Covered Executive which explicitly refers to this Plan. To the extent that the Company or the Applicable Subsidiary owes any amounts in the nature of salary in a statutory or contractually agreed notice period, bonus/other incentive pay, benefits, holiday pay, pay in lieu of notice, compensation for an agreed non-competition and/or non-solicitation (of customers or employees) covenant, severance benefits, statutory severance pay, termination indemnities, including compensation for unfair dismissal or on other grounds, or benefits under any employment agreement, offer letter, collective bargaining agreement, statute, local law, or other program, policy or plan of the Company or Applicable Subsidiary, or to the extent that any federal, state or local law, including, without limitation, so-called "plant closing” laws, requires the Company or Applicable Subsidiary to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan (or the other arrangement as determined by the Company) shall either be reduced or eliminated to avoid any duplication of payment. The benefits provided under this Plan are intended to partially or fully satisfy any and all statutory or contractual obligations that may arise out of an employee’s termination or resignation for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

For the avoidance of doubt, under no circumstances will the Covered Employee be eligible to receive both the Sale Event Separation Benefits and the Separation Benefits Not Related to a Sale Event. Further, if the Covered Employee is jointly employed or deemed jointly employed by the Company and any Applicable Subsidiary or is employed or deemed employed by multiple entities in the Company’s group, to the extent eligible under this Plan, the Covered Employee shall only be entitled to receive the benefits under the highest title/role held and not duplicative benefits under multiple roles. In order to receive the benefits under this Plan, the Covered Executive’s Release Agreement will need to cover the Company and all Applicable Subsidiaries.

20. Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Sale Event that reduces or eliminates a Covered Employee’s severance benefits under the Plan shall be unanimously approved by the Company’s Board of Directors, including the Chief Executive Officer, and each Covered Employee shall receive at least eighteen (18) months’ notice of such amendment, modification or termination; (b) no such amendment, modification or termination may affect the rights of a Covered Employee then already receiving payments or benefits under the Plan without the consent of such person; and (c) no such amendment, modification or termination made after a Sale Event shall be effective for at least twenty-four (24) months following the Sale Event. The Board intends to review the Plan at least annually.

21. Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of State of Delaware (without regard to conflict of law provisions) to the extent not preempted by federal law. To the extent provisions in this Plan are found unenforceable by a local court or government authority of a competent jurisdiction with respect to Non-U.S. Covered Employees, the Plan shall be administered in line with the laws of the jurisdiction where such Non-U.S. Covered Employee is employed based on Company or Applicable Subsidiary records, and the courts of such jurisdictions shall have jurisdiction to hear the case.

Exhibit A

Denmark
Separation Benefits Not Related to a Sale Event - Health Benefits or	Not Applicable
Sale Event Separation Benefits - Health Benefit	Not Applicable